Exhibit 99.1

Contact:
Kearstin Patterson
Director of Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com

BioMimetic Therapeutics Receives Augment® Bone Graft PMA
Response Letter from FDA

Company to Host Conference Call at 4:30 EST Today

Franklin, Tenn. – January 3, 2012 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) announced today that it received a comprehensive post-panel response letter from the FDA related to the Company's Pre-Market Approval (PMA) application for Augment® Bone Graft for use as an alternative to autograft in hindfoot and ankle fusion procedures.  The FDA acknowledged that the independent Advisory Panel voted in favor of a reasonable assurance of safety, effectiveness and a positive benefit:risk ratio; however the FDA went on to state that “[n]otwithstanding [the Advisory Panel’s] recommendation, the PMA, without additional information, must be considered not approvable [and that]. . . to place [the Company’s] PMA in approvable form, [the Company] must amend it to include the following . . .”  The FDA then listed the information that BioMimetic would need to submit for the application to be approvable, and outlined a pathway that could potentially lead to approval without additional clinical trials to support the safety and effectiveness of Augment.

In the letter, the FDA requests that the Company submit additional information from the Augment pivotal study as it relates to the product’s safety and effectiveness, as well as additional information relating to antibody safety and reproductive issues.  The FDA also requests that the Company submit additional information relating to post-approval studies to monitor the cancer safety of the product and further evaluate its pharmacokinetic (PK) profile in humans.

Based on the Company’s assessment of the letter, the following are FDA’s key requests for additional information regarding the pivotal study:

•
A re-reading of all 24-week CT scans by the original musculoskeletal radiologist, and at least one additional radiologist, and additional statistical analyses correlating the radiological outcomes to the clinical outcomes to allow FDA to evaluate the “robustness” of the data, given the differences in the outcome of the intent-to-treat and the modified-intent-to-treat patient population analyses;

•	Further analysis of all serious study adverse events and re-categorization of all secondary surgeries as failures; and

•
Stratification of results by various subgroup patient populations (e.g., patients with degenerative disease or patients with risk factors such as smokers, diabetes or obesity), and stratification of the subgroup data based on the amount of Augment or autograft used.

The Company currently anticipates that by mid-2012 it will submit an amendment to the Augment PMA that will include all of the requested additional information.  If the submission is timely and satisfactorily addresses the FDA’s issues, product approval could occur within 15-24 months from now.  Although the Company is confident that it can address the issues raised by the FDA, there is no assurance that the FDA will be satisfied with the Company’s response. The agency noted throughout the letter that if the Company cannot provide the requested additional information, the additional information does not address FDA’s issues, or it raises new concerns, a new clinical trial may be required.

The Company continues to believe in the safety and effectiveness of Augment and remains optimistic about obtaining FDA approval of Augment.  The Company is encouraged by its dialogue with the FDA and the Agency has indicated a willingness to work constructively with the Company in a timely manner to resolve the issues outlined in the letter.  To that end, the Company and the FDA review team have already scheduled an in-person meeting later this month to begin this process.

Conference Call and Webcast

BioMimetic will host a conference call and webcast on Tuesday, January 3, 2012 at 4:30 p.m. EST to discuss the post-panel response letter.  A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com.  The webcast will be archived on the website for at least 30 days.

The conference call may be accessed on January 3, 2012 by dialing (877) 224-4059 for U.S. and Canadian callers.  The pass code for the call is 40202609.  The international dial in number is (706) 902-2069 and the same pass code applies.  Participants should dial in 10 minutes prior to the call.

About BioMimetic Therapeutics
BioMimetic Therapeutics (NASDAQ: BMTI) is a biotechnology company specializing in the development and commercialization of clinically proven products to promote the healing of musculoskeletal injuries and diseases, including therapies for orthopedics, sports medicine and spine applications.  All Augment branded products are based upon recombinant human platelet-derived growth factor (rhPDGF-BB), which is an engineered form of PDGF, one of the body's principal agents to stimulate and direct healing and regeneration.  Through the commercialization of this patented technology, BioMimetic seeks to become the leading company in the field of regenerative medicine by providing new treatment options for the repair of bone, cartilage, tendons and ligaments.

BioMimetic received regulatory approval in 2009 and 2011 to market Augment in Canada, and in Australia for hindfoot and ankle fusion indications.  Augment is pending regulatory decisions in the U.S. and European Union for similar indications.

For further information contact Kearstin Patterson, director of corporate communications, at 615-236-4419.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Forward-looking statements include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations that are not historical facts. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate,” “optimistic” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, including that: (i) despite the Company’s future marketing and commercialization efforts, Augment may not achieve broad market acceptance in Australia or Canada; (ii) the Company may be unable to provide the information requested in the FDA’s post-panel response letter, or any information provided may be insufficient, and (iii) despite other regulatory approvals of Augment, the FDA Advisory Panel’s votes in favor of Augment, or any further information provided by the Company in answering the post-panel response letter, the FDA may not approve Augment’s Pre-Marketing Application, may require additional clinical and/or non-clinical studies to approve Augment, or may impose labeling restrictions on any approval of Augment that would significantly reduce Augment’s potential market. Further, BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s products, the approval process for and the commercialization of its product candidates, preclinical and clinical development activities, risks relating to potential securities claims, product liability claims, other litigation or claims or regulatory inquiries that have been and may be brought against BioMimetic and its officers and directors, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, and has no policy of doing so. In addition, BioMimetic undertakes no responsibility for changes made to this document by wire services or Internet services.